NORTHWEST BANCSHARES, INC. __________________________________________________________ Resolutions of the Board of Directors __________________________________________________________ WHEREAS, the United States Securities and Exchange Commission (“SEC”) has approved the clawback listing standards proposed by The Nasdaq Stock Market (“Nasdaq”), as required by SEC Rule 10D-1 in accordance with the Dodd–Frank Wall Street Reform and Consumer Protection Act; WHEREAS, Nasdaq has amended its listing standards to provide that listed companies must adopt and implement a compliant clawback policy no later than December 1, 2023, and such clawback policy applies to incentive awards received on or after October 2, 2023; and WHEREAS, the Board of Directors of Northwest Bancshares, Inc. (the “Board”) wishes to formally adopt and implement a compliant clawback policy, which requires public companies to recover erroneously awarded incentive-based compensation from current and former executive officers in the event of an accounting restatement. NOW THEREFORE BE IT RESOLVED, that the Board hereby adopts the Northwest Bancshares, Inc. Clawback Policy in substantially the form attached hereto (the “Clawback Policy”); FURTHER RESOLVED, the Clawback Policy will be filed as an exhibit to the Company’s annual report as required by the listing standards; FURTHER RESOLVED, that the appropriate officers of the Company are hereby authorized and directed to perform any and all acts as they deem necessary or advisable in order to carry out the intent and purposes of these resolutions. CORPORATE SECRETARY’S CERTIFICATE I, Richard Laws, Corporate Secretary of Northwest Bancshares, Inc., do hereby certify that the above resolutions were adopted by the Board of Directors at a meeting duly held on November 15, 2023. ________________________ Corporate Secretary DocuSign Envelope ID: E840AFF2-5816-4336-8C53-4105AEB6FB25

{Clients/1059/00435925.DOCX/ } DocuSign Envelope ID: E840AFF2-5816-4336-8C53-4105AEB6FB25